UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2022 (May 1, 2022)

ARMSTRONG FLOORING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

1770 Hempstead Road Lancaster, PA	17605
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (717) 672-9611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On May 1, 2022, Armstrong Flooring, Inc. (the “Company”) entered into an ABL Amendment (as defined below) and a Term Loan Amendment (as defined below) for the purpose of amending the milestone covenant contained in each of the Amended ABL Credit Facility (as defined below) and the Amended Term Loan Facility (as defined below) that requires the Company to enter into a definitive binding purchase agreement, merger agreement or other similar agreement by no later than May 2, 2022 (the “Definitive Agreement Milestone”) which provides for an aggregate purchase price in an amount sufficient to repay in full the outstanding loans under the Amended ABL Credit Facility and the Amended Term Loan Facility and is otherwise in form and substance reasonably satisfactory to the ABL Agent (as defined below) and the Term Loan Agent (as defined below). As amended, the Definitive Agreement Milestone now requires that the Company enter into a definitive binding purchase agreement, merger agreement or other similar agreement by no later than May 8, 2022 (the “Extended Definitive Agreement Milestone”).

As previously announced, the Company retained Houlihan Lokey Capital, Inc. (“Houlihan”) to assist with a process for the sale of the Company and with the consideration of other strategic alternatives (the “Sale Process”), and the Company received confidential, non-binding expressions of interest from several parties in connection with such Sale Process. As previously disclosed on March 31, 2022, after careful review and consideration, the Board of Directors of the Company (the “Board”) instructed the Company’s management and advisors to pursue implementation of those expressions of interest which the Board believed were most likely to maximize the value to be realized by the Company’s stakeholders, subject to further negotiation and documentation, while simultaneously continuing to seek additional expressions of interest.

The Company sought the extension of the Definitive Agreement Milestone to allow more time to pursue implementation of one or more such expressions of interest. While the Company’s management and advisors have continued to engage with interested third parties and their advisors to pursue a potential transaction and there continues to be interest from a number of parties in pursuing a transaction with the Company involving the purchase of all, substantially all or a material portion of the Company’s assets, at this time it appears unlikely that any of the parties expressing interest in a transaction with the Company would be in a position to sign a definitive binding purchase agreement, merger agreement or other similar agreement on or before the Extended Definitive Agreement Milestone. The failure to comply with the Extended Definitive Agreement Milestone would constitute a default under the terms of the Amended ABL Credit Facility and/or the Amended Term Loan Facility, as applicable, and there can be no assurance that the lenders under either facility will agree to any further extensions. Although no definitive decision has been made, and no course of action has been approved by the Company’s Board of Directors, based on the state of discussions with the Company’s lenders, the liquidity needs of the Company and the requirements of the Amended ABL Credit Facility and the Amended Term Loan Facility, it is likely that the Company will seek bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code, and will seek to implement one or more such transactions through a competitive sale process in bankruptcy. There can be no assurances that any expressions of interest, or the related discussions with third-parties and their advisors will be successful or that an agreement on the terms of a transaction will be obtained. Moreover, the Company continues to face certain risks and uncertainties that have been affecting its business and operations, and these risks and uncertainties may affect the Company’s ability to enter into a transaction and could impact the outcome of any bankruptcy proceeding. In the event the Company seeks bankruptcy protection, holders of our equity securities would likely be entitled to little or no recovery on their investment and recoveries to other stakeholders cannot be determined at this time.

The Company undertakes no obligation to provide further disclosure regarding the status of the Sale Process, the Company’s efforts to pursue implementation of a potential transaction or the possibility that the Company will seek bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code, and does not presently intend to make such disclosure unless and until a definitive agreement is reached or a final decision has been made regarding a bankruptcy filing.

Amended ABL Credit Facility

The Seventh Amendment to Credit Agreement, dated as of May 1, 2022 (the “ABL Amendment”), by and among the Company, as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “ABL Agent”), as Australian security trustee and as letter of credit issuer and as swingline lender, amends that certain Credit Agreement, dated as of December 31, 2018, by and among the Company, the guarantors named therein, the lenders party thereto, the letter of credit issuer, the swingline lender and the ABL Agent (as amended, restated, supplemented or otherwise modified from time to time, including by the ABL Amendment, the “Amended ABL Credit Facility”).

Under the terms of the Amended ABL Credit Facility, the Company agreed to appoint a chief transformation officer reasonably satisfactory to the ABL Agent and Required Lenders (as defined in the Amended ABL Credit Facility) pursuant to a scope of engagement reasonably satisfactory to the Administrative Agent and Required Lenders, and thereafter shall retain such chief transformation officer, or any replacement thereof from time to time that is reasonably satisfactory to the Administrative Agent and Required Lenders. Any such successor chief transformation officer must be engaged promptly after the resignation or dismissal of the prior chief transformation officer and must be engaged pursuant to a scope of engagement that is substantially similar to the existing scope of engagement or that is otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders.

Amended Term Loan Facility

The Fourth Amendment to Term Loan Agreement, dated as of May 1, 2022 (the “Term Loan Amendment”), by and among the Company and Armstrong Flooring Pty Ltd, as borrowers, the guarantors named therein, the lenders party thereto and Pathlight Capital LP, as administrative agent, collateral agent and Australian security trustee (in such capacities, the “Term Loan Agent”), amends that certain Term Loan Agreement, dated as of June 23, 2020, by and among the Company and Armstrong Flooring Pty Ltd, as borrowers, the guarantors named therein, the lenders party thereto and the Term Loan Agent (as amended, restated, supplemented or otherwise modified from time to time, including by the Term Loan Amendment, the “Amended Term Loan Facility”).

Under the terms of the Amended Term Loan Facility, the Company also agreed to appoint a chief transformation officer reasonably satisfactory to the Term Loan Agent and Required Lenders (as defined in the Amended Term Loan Facility) pursuant to a scope of engagement reasonably satisfactory to the Term Loan Agent and Required Lenders, and thereafter shall retain such chief transformation officer, or any replacement thereof from time to time that is reasonably satisfactory to the Term Loan Agent and Required Lenders. Any such successor chief transformation officer must be engaged promptly after the resignation or dismissal of the prior chief transformation officer and must be engaged pursuant to a scope of engagement that is substantially similar to the existing scope of engagement or that is otherwise reasonably satisfactory to the Term Loan Agent and the Required Lenders.

In connection with the Term Loan Amendment, the Company was required to advance the date of payment of certain fees with respect to the Term Loans (as defined in the Amended Term Loan Facility). These fees, in the amount of approximately $10.1 million, were capitalized and added to the principal amount of the Term Loans on the effective date of the Term Loan Amendment. Interest on the capitalized fee amount will be capitalized and added to the principal amount of Term Loans.

* * * * *

The foregoing summaries of the ABL Amendment and the Term Loan Amendment do not purport to be complete and are subject to, and qualified in their entirety by reference to, the ABL Amendment and the Term Loan Amendment, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item. 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed above, under the terms of the ABL Amendment and the Term Loan Amendment, the Company agreed to appoint a chief transformation officer (“CTO”), and Dalton Edgecomb was appointed by the Board effective as of the May 1, 2022 effective date of the ABL Amendment and the Term Loan Amendment. As CTO, Mr. Edgecomb will serve under the supervision of the Board, and will report directly to the Board. In his capacity as CTO, Mr. Edgecomb will (i) assist with the Company’s cash management processes, (ii) report financial information of the Company to the Board and to the lenders under the Amended ABL Credit Facility and the Amended Term Loan Facility, (iii) advise the Company throughout any bankruptcy proceedings, and (iv) assist the Company in its exploration of strategic alternatives. The Company believes that Mr. Edgecomb’s significant restructuring and credit analysis experience make him well qualified to serve as the Company’s CTO and as an officer of the Company.

Mr. Edgecomb, age 58, has been a senior managing director of Riveron Consulting, LLC (“Riveron”), a national business advisory firm specializing in accounting, finance, and operations, since November of 2020. From January of 2012 through November of 2020, Mr. Edgecomb was a member and managing director of Winter Harbor, LLC, a provider of restructuring and turnaround services. Mr. Edgecomb specializes in advising companies and their officers and directors in restructuring situations, as well as serving in interim management roles such as chief transformation officer, chief restructuring officer, chief executive officer, and chief financial officer.

The terms of Mr. Edgecomb’s retention as CTO are governed by an engagement letter with Riveron (the “CTO Engagement Letter”) pursuant to which, among other things, the Company has agreed to pay Riveron

$815 per hour for Mr. Edgecomb’s services as CTO. In addition to receiving fees for Mr. Edgecomb’s services, Riveron will also be entitled to compensation at specified hourly rates for the services of other Riveron personnel, as well as reimbursement for reasonable out-of-pocket expenses incurred in connection with the engagement. The Company has also agreed to indemnify Riveron, Mr. Edgecomb and the other Riveron personnel in connection with the engagement, subject to customary terms and conditions. As a result, Mr. Edgecomb may have a direct or indirect material interest in Riveron’s continued service, as defined in Item 404(a) of Regulation S-K promulgated under the Exchange Act.

Mr. Edgecomb does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Seventh Amendment to Credit Agreement, dated as of May 1, 2022, by and among Armstrong Flooring, Inc., as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, Australian security trustee, swingline lender and letter of credit issuer.

10.2	Fourth Amendment to Term Loan Agreement, dated as of May 1, 2022, by and among Armstrong Flooring, Inc., as a borrower, Armstrong Flooring Pty Ltd, as a borrower, the guarantors named therein, the lender parties thereto and Pathlight Capital LP, as administrative agent, collateral agent and Australian security trustee.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

Date: May 2, 2022

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